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                                                                   EXHIBIT 12.01



COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES:

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
                                                                                           (UNAUDITED)
                                                                                         (IN THOUSANDS)

                                                                        FISCAL YEAR ENDED MAY 31,
                                                                    ---------------------------------------     THREE MONTHS ENDED
                                                                      1994            1995            1996        AUGUST 31, 1996
                                                                    --------         ------          ------     -------------------
Income before income taxes......................................     $17,678         $29,955          $15,858         $25,897
Fixed charges (net of capitalized interest).....................      14,749          20,076           23,105           5,884
                                                                     -------         -------          -------         -------
Earnings........................................................     $32,427         $50,031          $38,963         $31,781
                                                                     =======         =======          =======         =======
Fixed charges
  Interest expense and amortization of debt discount............     $14,505         $19,838          $22,816         $ 5,819
  Rent expense (interest portion)...............................         244             238              289              65
  Capitalized interest..........................................         117             197              753             428
                                                                     -------         -------          -------         -------
        Total fixed charges.....................................     $14,866         $20,273          $23,858         $ 6,312
                                                                     =======         =======          =======         =======
Ratio of earnings to fixed charges..............................        2.18x           2.47x            1.63x           5.04x
                                                                     =======         =======          =======         =======
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